Exhibit 32.1

CERTIFICATION

Pursuant to 18 U.S.C. Section 1350, the undersigned officer of The Bank of New York Mellon Corporation (the “Corporation”), hereby certifies, to his knowledge, that the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Corporation.

Dated: February 28, 2008	/s/ Robert P. Kelly
	Name:	Robert P. Kelly
	Title:	Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document.